UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2004

Robbins & Myers, Inc.

(Exact name of Registrant as specified in its charter)

Ohio	0-288	31-0424220

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Kettering Tower, Dayton, OH	45423

(Address of principal executive offices)	(Zip code)

937-222-2610 (Registrant’s telephone number including area code)

Not applicable (Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
SIGNATURES

Item 2.05 Costs Associated with Exit or Disposal Activities

On October 6, 2004, the Board of Directors of Robbins & Myers, Inc. (“the Company,” “we,” or “us”) approved a restructuring plan for our Pharmaceutical segment, which is comprised of our Reactor Systems and Romaco units. The restructuring plan is being initiated to improve the profitability of the Pharmaceutical segment in light of the current worldwide economic conditions that are affecting this segment. The restructuring activities will include the following:

•	Plant closures (one of two Reactor Systems facilities in Italy, a Reactor Systems facility in Mexico and the Unipac facility of Romaco in Italy).

•	Headcount reductions to support the Reactor Systems business reorganization and to bring the personnel costs in line with the current level of business.

•	Headcount reductions at Romaco with the Unipac integration into the Macofar facility and removal of duplicate administrative costs at other locations.

As a result of the restructuring plan, the Company will record expenses of approximately $7.0 million in the first half of our fiscal year ending August 31, 2005. Approximately $5.5 to $6.0 million of the costs relate to termination benefits as the Company reduces its workforce by approximately 225 people. The remaining costs primarily relate to the write-down of inventory of discontinued products. The total cash outlays in connection with the restructuring plan are estimated to be between $5.5 and $6.0 million. We estimate that the restructuring plan will be substantially completed by the second quarter of fiscal 2005.

The facilities that are being closed are currently owned by the Company and will be sold. We expect the facility sales to generate approximately $8.0 to $10.0 million of cash proceeds which exceeds the recorded book value of these facilities by approximately $3.0 to $5.0 million. The facilities are in excellent condition and are believed to be readily marketable, but we are unable to predict the specific timing of the sale of any one or all of the facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robbins & Myers, Inc.

Date:	October 12, 2004	By:	/s/ Kevin J. Brown Kevin J. Brown Vice President and Chief Financial Officer